EXHIBIT 10.4

EMPLOYMENT AGREEMENT

Amended and Restated as of December 29, 2008

This Amended and Restated Employment Agreement (“Agreement”) is dated as of December 29, 2008, by and between RESOURCE AMERICA, INC., a Delaware corporation having its principal place of business at 1 Crescent Drive, Suite 203, Navy Yard, Philadelphia, Pennsylvania 19112 (“RAI”), and JEFFREY F. BROTMAN (“Brotman”).

BACKGROUND

WHEREAS, Brotman and the Company are parties to an Employment Agreement dated June 18, 2007 (“Existing Agreement”); and

WHEREAS, RAI and Brotman desire to amend the Existing Agreement to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to make other appropriate changes to comply with applicable law.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth herein, and intending to be legally bound hereby, RAI and Brotman hereby agree as follows:

1.           Employment.  During the term of this Agreement, Brotman shall be employed as Executive Vice-President of RAI.

2.           Duties.  Brotman shall report to, and accept direction from, the Chief Executive Officer of RAI and from the Chairman of the Board of Directors of RAI. Brotman shall serve RAI diligently, competently and to the best of his abilities. Brotman shall be required to devote as much of his time and attention to the business of RAI as is be required to fulfill his duties. It is recognized that Brotman in the past has participated, and it is agreed that Brotman may in the future may participate in business endeavors separate and apart from RAI, but that his principal professional endeavor shall be his service to RAI hereunder.

3.           Term.  Brotman’s employment hereunder shall commence on June 18, 2007 and continue in full force and effect for a period of one year, unless sooner terminated in accordance with the provisions hereof (the “Term”). Such Term shall automatically extend so that on any day that this Agreement is in effect, it shall have a then current term of one (1) year.  Such automatic extensions shall cease upon RAI’s written notice to Brotman of its election to terminate this Agreement at the end of the one (1) year period then in effect.

4.           Compensation.

(a)           Base Compensation.  During the period of employment, RAI shall pay to Brotman "Base Compensation" to be established by the Board, which was initially as of the date of the Existing Agreement in an amount equal to Three Hundred Fifty Thousand Dollars ($350,000) per annum base compensation (the “Initial Level”).   Brotman’s Base Compensation will be payable in accordance with the general payroll practices by which RAI pays its executive officers. It is understood that RAI, through the compensation committee of the Board of RAI, will review Brotman’s performance on an annual basis and may increase or decrease (but in no event below the Initial Level) his Base Compensation based upon his performance.

(b)           Incentive Compensation.  During the Term, Brotman may receive incentive compensation in the form of cash bonus payments, stock option grants, restricted stock grants and other forms of incentive compensation, based upon Brotman’s performance.

5.           Benefits.

               Brotman shall be entitled to receive the following benefits from RAI independent of any other benefits which Brotman may receive from RAI or otherwise:

(a)           Participation in Plans.  Brotman shall be entitled to participate in all applicable incentive, savings, and retirement plans, practices, policies, and programs of RAI and in any group life, hospitalization or disability insurance plans, and health programs, in each case to the extent Brotman is eligible under the terms of such plans or programs.

(b)           Disability.  Brotman shall be eligible for any short and long term disability and any life insurance plans or programs that are available to other Senior Vice Presidents of RAI in each case to the extent Brotman is eligible under the terms of such plans or programs.

(c)           Reimbursement of Expenses.  RAI shall reimburse Brotman for all reasonable expenses incurred by Brotman in the performance of his duties, including without limitation expenses incurred during business-related travel. Brotman shall present to RAI, from time to time, an itemized account of such expenses in such form as may be required by RAI.

(d)           Personal Time Off.  Brotman shall be entitled to a number of days of personal time off work during each calendar year which shall be no less than the amount set forth in RAI’s company policies for its senior officers. This includes days used for vacation, illness or other personal matters but is exclusive of such office holidays as may be designated by RAI.

6.           Termination.

Anything herein contained to the contrary notwithstanding, Brotman’s employment hereunder shall terminate as follows:

(a)           Death.  Brotman’s employment shall terminate automatically upon the death of Brotman.

(b)           Termination by RAI, for Cause.  RAI may terminate this Agreement for Cause.  “Cause” shall encompass the following: (i) Brotman has committed any act of fraud; (ii) illegal conduct or gross misconduct by Brotman, in either case that is willful and results in material and demonstrable damage to the business or reputation of RAI or any of its affiliates; (iii) Brotman is charged with a felony; (iv) the continued failure of Brotman substantially to perform Brotman’s duties under this Agreement (other than as a result of physical or mental illness or injury), after RAI delivers to Brotman a written demand for substantial performance that specifically identifies, with reasonable opportunity to cure, the manner in which RAI believes that Brotman has not substantially performed his duties; or (v) Brotman has failed to follow reasonable written directions of RAI which are consistent with his duties hereunder and not in violation of applicable law, provided Brotman shall have ten business days after written notice to cure such failure.

(c)           Termination by RAI without Cause. RAI may terminate this Agreement without Cause upon thirty (30) days prior written notice to Brotman.

(d)           Disability.  RAI may terminate this Agreement if Brotman becomes disabled by reason of physical or mental disability for more than one hundred eighty (180) days in the aggregate or a period of ninety (90) consecutive days during any 365-day period and the Board determines, in good faith and in writing, that Brotman, by reason of such physical or mental disability, is rendered unable to perform his duties and services hereunder (a “Disability”).  A termination of Brotman’s employment by RAI for Disability shall be communicated to Brotman by written notice, and shall be effective on the thirtieth (30th) day after receipt of such notice by Brotman (the “Disability Effective Date”), unless Brotman returns to full-time performance of his duties before the Disability Effective Date.

(e)           Termination by Brotman for Good Reason.  Brotman may terminate his employment for Good Reason (as defined below) upon thirty (30) days’ prior written notice to RAI, which notice shall set forth the grounds for such termination and the specific provision(s) of this Agreement on which Brotman relies.  The notice must be provided within two (2) months after the event giving rise to the termination for Good Reason occurs.  RAI shall have a period of thirty (30) days during which it may cure any condition reasonably susceptible of cure.  If RAI does not correct the grounds for termination during the thirty (30) day period following the notice of termination, Brotman’s termination of employment for Good Reason must become effective within thirty (30) days after the end of the cure period, in order for such termination to be treated as a termination for Good Reason under this Agreement. “Good Reason” shall mean: (i) any action by RAI that results in a material diminution in Brotman’s position, authority, reporting responsibility, duties or responsibilities, other than an isolated, insubstantial, and inadvertent action that is not taken in bad faith and is remedied by RAI promptly after receipt of notice thereof from Brotman; (ii) any purported termination of Brotman’s employment by RAI for a reason or in a manner not expressly permitted by this Agreement; (iii) any failure by RAI to comply with Section 11(c) of this Agreement; (iv) Brotman shall receive notice from RAI of termination of this Agreement at the end of the term then in effect pursuant to the last sentence of paragraph 3 of this Agreement or (v) any other substantial breach of this Agreement by RAI that either is not taken in good faith or is not remedied by RAI promptly after receipt of notice thereof from Brotman.

(f)           Change of Control.  In the event of a Change of Control (as defined below), Brotman may terminate his employment by providing such written notice to RAI for a period of time commencing on the date such Change of Control occurs and ending on the date six (6) months thereafter.

(g)           Termination for Good Reason. Termination by Brotman for any reason other than those set forth in Section 6(e) (other than by such Brotman’s death or disability) upon 180 days prior written notice to RAI.

(h)           The “Date of Termination” means the date of Brotman’s death, the Disability Effective Date, the date on which the termination of Brotman’s employment by RAI for Cause or without Cause or by Brotman for Good Reason is effective, or the date on which Brotman gives RAI notice of a termination of employment without Good Reason, as the case may be.

(i)           A “Change in Control” means the occurrence of any of the following events:

(1)           Consummation of a merger, consolidation, share exchange, division or other reorganization or transaction of RAI (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction which would result in the voting securities of RAI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) RAI’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(2)           Consummation of a plan of complete, liquidation or winding-up of RAI or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of RAI’s assets;

(3)           During any period of twenty-four consecutive months, less than one-third of the individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by RAI’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) are on the Board at the end of such period.

(4)           Neither Edward E. Cohen nor Jonathan Cohen are on the Board; or

(5)           Jonathan Cohen is no longer Chief Executive Officer of RAI.

7.           Effect of Termination.

(a)           Death.  If Brotman’s employment is terminated by reason of Brotman’s death during the Term, a death benefit shall be paid to Brotman’s designated beneficiaries (or, if there is no such beneficiary, to Brotman’s estate or legal representative), in an amount equal to the sum of the following amounts: (1) any portion of Brotman’s Base Compensation through the Date of Termination that has been earned but not yet been paid; (2) any accrued but unpaid vacation pay through the Date of Termination; (3) an amount equal to one (1) year’s Base Compensation as of the Date of Termination; and (4) an amount equal to the value of all compensation (excluding stock option grants) received by Brotman pursuant to Section 4(b) during the prior year ending on the Date of Termination.  In the event of termination under this Section 7(a), all other benefits, payments or compensation to be provided to Brotman hereunder shall terminate and Brotman’s rights in any stock option or incentive plans shall be governed solely by the terms of the applicable plan and grant. The amount to be paid under this Section shall be paid as described in Section 7(f).

(b)           Disability.  Upon the termination of Brotman’s employment pursuant to Section 6(d) hereof due to Brotman’s Disability, Brotman shall be entitled to receive compensation equal to his Base Compensation and any incentive compensation (excluding stock option grants) pursuant to Section 4(b) that Brotman would otherwise have earned through the expiration of the Term, as provided under Section 3.  The incentive compensation paid to Brotman pursuant to the foregoing sentence shall be an amount which is not less than the amount of incentive compensation (excluding equity based compensation grants) Brotman received in the year immediately prior to the Date of Termination.  The amount to be paid under this Section shall be paid as described in Section 7(f); provided, however that if Brotman is terminated by reason of Disability, Brotman shall assign to RAI any benefits received on account of RAI provided disability insurance for the period for which he has received payments pursuant to this Section 7(b).

(c)           By RAI for Cause; By Brotman Other than for Good Reason.  If Brotman’s employment is terminated by RAI for Cause during the Term, RAI shall pay Brotman his Base Compensation through the Date of Termination to the extent earned but not yet paid. If Brotman voluntarily terminates employment during the Term, other than for Good Reason, RAI shall pay Brotman his Base Compensation through the Date of Termination to the extent earned but not yet paid. In the event of termination under this Section 7(c), all other benefits, payments or compensation to be provided to Brotman hereunder shall terminate and the rights of Brotman in any stock option or incentive plans shall be governed solely by the terms of the applicable plan and grant.

(d)           By RAI Other than for Cause, Death or Disability; by Brotman for Good Reason.  If, during the Term, RAI terminates Brotman’s employment, other than for Cause, Death or Disability, or Brotman terminates employment for Good Reason, then any restricted stock of RAI or its affiliates outstanding on the Date of Termination shall be fully vested as of the Date of Termination and all options outstanding on the Date of Termination shall be fully vested and exercisable, and RAI shall provide to Brotman the benefits described below (the “Severance Benefits”).    All Severance Benefits shall be paid as described in Section 7(f).

(1)           Severance Payment.  In lieu of any further compensation payments to Brotman for periods subsequent to the Date of Termination, RAI shall pay to Brotman an amount equal to one (1) year’s Base Compensation as of the Date of Termination plus any incentive compensation (excluding stock option grants) pursuant to Section 4(b) payable to Brotman as if he had remained employed by RAI pursuant to this Agreement for a period of one (1) year.  The incentive compensation paid to Brotman pursuant to the foregoing sentence shall be an amount which is not less than the amount of incentive compensation (excluding equity based compensation grants) Brotman received in the year immediately prior to the Date of Termination.

(2)           Benefits.

(A)           During a period of one (1) year following Brotman’s Date of Termination (the “Separation Period”), Brotman may elect continued health coverage under RAI’s health plan in which Brotman participated at the Date of Termination, as in effect from time to time, provided that Brotman shall be responsible for paying the full monthly cost of such coverage, which shall be equal to the premium determined for purposes of continued coverage under section 4980B(f)(4) of the Code (“COBRA Premium”) in effect from time to time.

(B)           RAI shall pay Brotman an amount equal to the COBRA Premium cost of continued health coverage under RAI’s health plan for the Separation Period, less the premium charge that is paid by RAI employees for such coverage, as in effect on Brotman’s Date of Termination.  The cash payments under this subsection (B) shall be increased by a tax gross up payment equal to Brotman’s income and FICA tax imposed on the payment under this subsection (B).

(C)           RAI shall pay Brotman an amount equal to the cost that RAI would incur for life, disability and accident insurance coverage (as calculated below) for the Separation Period as if Brotman had continued in employment and participated in RAI’s plans, less the premium charge that is paid by active RAI employees for such coverage as in effect at Brotman’s Date of Termination.  The monthly cost of disability, life and accident insurance coverage shall be calculated based on RAI’s monthly cost of such coverage on Brotman’s Date of Termination. The cash payments under this subsection (C) shall be increased by a tax gross up payment equal to Brotman’s income and FICA tax imposed on the payment under this subsection (C).

The payments and benefits provided pursuant to this Section 7(d) are intended as liquidated damages for a termination of Brotman’s employment by RAI other than for Cause or for the actions of RAI leading to a termination of Brotman’s employment by Brotman for Good Reason, and shall be the sole and exclusive remedy therefore.

(e)           Following a Change of Control.  If, during the Term, Brotman terminates his employment within six (6) months following a Change of Control, or Brotman’s employment is terminated by RAI in anticipation of a Change of Control or within six (6) months following a Change of Control, RAI shall provide to Brotman the Severance Benefits described below.  All Severance Benefits shall be paid as described in Section 7(d).

(1)           Severance Payment. In lieu of any further compensation payments to Brotman for periods subsequent to the Date of Termination, RAI shall pay to Brotman an amount equal to thirty (30) month’s Base Compensation as of the Date of Termination plus any incentive compensation (excluding stock option grants) pursuant to Section 4(b) payable to Brotman as if he had remained employed by RAI pursuant to this Agreement for a period of thirty (30) months.  The incentive compensation paid to Brotman pursuant to the foregoing sentence shall be an amount which is not less than the amount of incentive compensation (excluding stock option grants) Brotman received in the year immediately prior to the Date of Termination.

(2)           Benefits.

(D)           During a period of thirty (30) months following Brotman’s Date of Termination (the “Change of Control Separation Period”), Brotman may elect continued health coverage under RAI’s health plan in which Brotman participated at the Date of Termination, as in effect from time to time, provided that Brotman shall be responsible for paying the full monthly cost of such coverage, which shall be equal to the COBRA Premium in effect from time to time.

(E)           RAI shall pay Brotman an amount equal to the COBRA Premium cost of continued health coverage under RAI’s health plan for the Change of Control Separation Period d, less the premium charge that is paid by RAI employees for such coverage, as in effect on Brotman’s Date of Termination.  The cash payments under this subsection (B) shall be increased by a tax gross up payment equal to Brotman’s income and FICA tax imposed on the payment under this subsection (B).

(F)           RAI shall pay Brotman an amount equal to the cost that RAI would incur for life, disability and accident insurance coverage (as calculated below) for the Change of Control Separation Period as if Brotman had continued in employment and participated in RAI’s plans, less the premium charge that is paid by active RAI employees for such coverage as in effect at Brotman’s Date of Termination.  The monthly cost of disability, life and accident insurance coverage shall be calculated based on RAI’s monthly cost of such coverage on Brotman’s Date of Termination. The cash payments under this subsection (C) shall be increased by a tax gross up payment equal to Brotman’s income and FICA tax imposed on the payment under this subsection (C).

In the addition to the foregoing, any restricted stock of RAI or its affiliates outstanding on the Date of Termination shall be fully vested as of the Date of Termination and all options outstanding on the Date of Termination shall be fully vested and exercisable. The payments and benefits provided pursuant to this Section 7(e) are intended as liquidated damages for a termination of Brotman’s employment by RAI other than for Cause or for the actions of RAI leading to a termination of Brotman’s employment by Brotman for Good Reason, and shall be the sole and exclusive remedy therefor. Notwithstanding anything herein to the contrary, any termination of Brotman’s employment within one hundred twenty (120) days prior to a Change of Control (other than for Cause) will be deemed to have been in anticipation of such Change of Control.

f.           Payment Provisions.

(1)           Except as provided in subsection (2) below, all amounts paid upon Brotman’s termination of employment as described in Section 7 shall be payable in regular payroll installments over the applicable period described in the applicable subsections ..  Such installments shall commence within thirty (30) days after the date of Brotman’s Date of Termination, subject to Brotman’s delivery to RAI of an effective release of all claims against RAI and its affiliates in the standard form provided by RAI for employee terminations (“Release”) and Brotman’s compliance with Section 13 below. Notwithstanding anything to the contrary in this Agreement, if RAI is paying Severance Benefits to Brotman pursuant to Section this 7(f)(1), then COBRA Premiums paid pursuant to Section 7(e)(2)(B) shall be paid by RAI to Brotman only for the period during which Brotman elects to participate in continued health coverage under RAI’s health plan.  Notwithstanding anything in this subsection (f) to the contrary, no Release shall be required with respect to death benefits under Section 7(a)

(2)           If Brotman’s employment is terminated upon or within two (2) years after a Change of Control that is a 409A Change of Control, all amounts paid as upon Brotman’s termination of employment as described in Section 7 shall be payable in a single lump sum payment instead of installments.  The lump sum payment shall be made within thirty (30) days after Brotman’s Date of Termination, subject to Brotman’s delivery to RAI of an effective Release and compliance with Section 13 below.  For purposes of determining the amounts to be paid pursuant to Section 7(e)(2)(B) and Section 7(e)(2)(C), the single lump sum payment shall equal the total amount that would otherwise have been paid to Brotman under Section 7(e)(2)(B) and Section 7(e)(2)(C) for the duration of the Separation Period as determined as of the Date of Termination.  For purposes of this Section, a “409A Change of Control” means a Change of Control of RAI that meets the requirements of a change of control under section 409A of the Code and section 1.409A-3(i)(5) of the Treasury Regulations, and any additional guidance or regulations promulgated under section 409A of the Code.

(iii)           Notwithstanding the foregoing, all payments that are subject to the section 409A six-month delay shall be postponed as described in Section 13 below.

8.           Confidential Information.  All confidential information or trade secrets which Brotman may obtain during the period of employment relating to the business of RAI and its affiliates shall not be published, disclosed, or made accessible by him to any other person, firm, or corporation except in the business and for the benefit of RAI and its affiliates. The provisions of this Section 8 shall survive the termination of this Agreement, but shall not apply to any information which is or becomes publicly available otherwise than by any breach of this Section 8.

9.           Covenant Not to Solicit.  Brotman shall not, during the Term and for a period ending on the date one year from the Date of Termination, directly or indirectly through another person or entity (i) induce or attempt to induce any officer or employee of RAI or its affiliates to leave the employ of RAI or such affiliate, or in any way interfere with the relationship between RAI and any of its affiliates and any officer or employee thereof, (ii) hire any person who was an officer or employee of RAI or any of its affiliates within 180 days after such person ceased to be an officer or employee of RAI or any of its affiliates or (iii) induce or attempt to induce any customer, supplier, vendor, licensee, issuer, originator, investor or other business relation of RAI or any of its affiliates to cease doing business with RAI or such affiliate or in any way interfere with the relationship between any such customer, supplier, vendor, licensee, issuer, originator, investor or business relation and RAI or any of its affiliates.

10.           Remedies in Case of Breach of Certain Covenants or Termination.  RAI and Brotman agree that the damages that may result to RAI from misappropriation of confidential information or solicitation as prohibited by Sections 8 and 9 could be estimated only by conjecture and not by any accurate standard, and, therefore, any breach by Brotman of the provisions of such Sections, in addition to giving rise to monetary damages, will be enjoined.

11.           Assignment.

(a)           This Agreement is personal to Brotman and, without the prior written consent of RAI, shall not be assignable by Brotman. This Agreement shall inure to the benefit of and be enforceable by Brotman’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon RAI and its successors and assigns, and RAI may assign this Agreement to any company in which RAT has an interest. Brotman acknowledges and agrees that, if this Agreement is assigned pursuant to the previous sentence, he will also, if requested by any affiliate of RAI perform the reasonable duties of a vice president of finance of any such affiliate.

(c)           RAI shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of RAI expressly to assume and agree to perform this Agreement in the same manner and to the same extent that RAI would have been required to perform it if no such succession had taken place. As used in this Agreement, “RAI” shall mean both RAI as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

12.           Miscellaneous.

(a)           Severability.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect such validity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that such invalid, illegal or unenforceable provision(s) shall first be curtailed, limited or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

(b)           Modification of Agreement.  This Agreement shall not be modified by any oral agreement, either expressed or implied, and all modifications thereof shall be in writing and signed by the parties hereto.

(c)           Waiver.  The waiver of any right under this Agreement by any of the parties hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other rights under this Agreement.

(d)           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving affect to the principles of conflicts of laws.

(e)           Notices.  Any notice to be given pursuant to this Agreement shall be sufficient if in writing and mailed by certified or registered mail, postage-prepaid, to the addresses listed below, or to such other address as either party may notify the other of in accordance with this Section.

If to RAI:

Resource America, Inc.
1 Crescent Drive, Suite 203
Navy Yard
Philadelphia, PA 19112
Attn: Michael S. Yecies

If to Brotman:

Jeffrey F. Brotman
P.O. Box 738
Gladwyne, PA 19035

(f)           Duplicate Originals and Counterparts.  This Agreement may be executed in any number of duplicate originals or counterparts or facsimile counterparts, each of such duplicate original or counterpart or facsimile counterpart shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

13.           Section 409A.

(a)           Payment Delay.  Notwithstanding anything in this Agreement to the contrary, if Brotman is a “specified employee” of a publicly traded corporation under section 409A of the Code and if payment of any amount under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to section 409A of the Code, payment of such amount shall be delayed as required by section 409A of the Code, and the accumulated postponed amount, with interest (if applicable), shall be paid in a lump sum payment within ten (10) days after the end of the six-month period.  If Brotman dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code, with interest (if applicable), shall be paid to the personal representative of Brotman’s estate within sixty (60) days after the date of Brotman’s death.  A “specified employee” shall mean an employee who, at any time during the twelve (12) month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Board.  The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Board in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.  If a Change of Control shall have occurred and amounts are postponed on account of section 409A, interest on the postponed amounts shall accrue during for the postponement period at the prime rate published in the Wall Street Journal on Brotman’s Date of Termination.

(b)           Section 409A Compliance.  This Agreement is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A.  Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A of the Code or an applicable exemption.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A.  For purposes of section 409A of the Code, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments.  In no event may Brotman, directly or indirectly, designate the calendar year of a payment.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Brotman’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first above written.

RESOURCE AMERICA, INC.

By: /s/ Michael S. Yecies
Michael S. Yecies
SVP, CLO & Sec.

/s/ Jeffrey F. Brotman
JEFFREY F. BROTMAN